================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         Airborne Freight Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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Notes:

                         AIRBORNE FREIGHT CORPORATION
                       3101 Western Avenue, P.O. Box 662
                           Seattle, Washington 98111

                           NOTICE OF ANNUAL MEETING
                                OF SHAREHOLDERS

                           TO BE HELD APRIL 27, 1999

  Notice is hereby given that the annual meeting of the shareholders of Airborne Freight Corporation, a Delaware corporation (the "Company"), has been called and will be held on April 27, 1999, at 10:00 a.m., Seattle time, at The Westin Hotel, 1900 Fifth Avenue, Seattle, Washington for the following purposes:

  1. To elect three directors for terms of three years.

  2. To consider and vote on a shareholder proposal concerning the annual election of the entire Board of Directors.

  3. To hear and consider reports from officers of the Company.

  4. To transact such other business as may properly come before the meeting or any adjournments thereof.

  The foregoing matters are described in more detail in the Proxy Statement that is attached to this notice.

  Only holders of record, as of the close of business on February 22, 1999, of shares of Common Stock of the Company will be entitled to notice of and to vote at the meeting and any adjournments thereof.

                                          By order of the Board of Directors

                                          /s/ David C. Anderson
                                          DAVID C. ANDERSON,
                                          Corporate Secretary/Counsel

  SHAREHOLDERS ARE URGED TO FILL IN, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE WHETHER OR NOT THEY PLAN TO ATTEND THE MEETING.

                                PROXY STATEMENT

                         AIRBORNE FREIGHT CORPORATION
         3101 Western Avenue, P.O. Box 662, Seattle, Washington 98111

                ANNUAL MEETING OF SHAREHOLDERS, APRIL 27, 1999

                        Date of Mailing: March 12, 1999

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Airborne Freight Corporation, a Delaware corporation ("Airborne" or the "Company"), for use at the annual meeting of shareholders to be held at The Westin Hotel, 1900 Fifth Avenue, Seattle, Washington at 10:00 a.m., Seattle time, on Tuesday, April 27, 1999, and at any adjournments thereof. Georgeson & Co. of New York City has been employed to solicit proxies (through approximately 50 of its employees) by mail, telephone, or personal solicitation, for a fee to be paid by the Company of not more than $8,000. Officers and regular employees of the Company may solicit proxies by telephone, telegram, and personal calls, the cost of which will be borne by the Company.

  At the annual meeting, the holders of shares of Common Stock of the Company will (1) elect three directors for terms of three years and until their successors have been elected and have qualified, (2) consider and vote on a shareholder proposal concerning the annual election of the entire Board of Directors, (3) hear and consider reports from officers of the Company, and
(4) transact such other business as may properly come before the meeting or any adjournments thereof.

                             VOTING AT THE MEETING

  Only holders of record, as of the close of business on February 22, 1999, of shares of Common Stock of the Company will be entitled to notice of and to vote at the meeting and any adjournments thereof. The Common Stock is the only class of voting securities of the Company currently outstanding. On February 22, 1999, there were 48,534,065 shares of Common Stock outstanding (exclusive of 2,497,078 treasury shares), all of which will be entitled to vote at the annual meeting on April 27, 1999. At the meeting, the presence in person or by proxy of a majority of the outstanding shares is required for a quorum.

  In deciding all matters at the meeting, other than the election of directors, each shareholder will be entitled to one vote for each share of stock held on the record date. For the election of directors, cumulative voting applies, so that each shareholder will have the right to vote the number of shares owned on the record date for as many persons as there are directors to be elected; to cumulate such shares and give one nominee as many votes as the number of directors to be elected (three) multiplied by the number of shares held; or to distribute such number of votes among as many nominees and in such amounts as the holder shall determine. For shareholders voting by proxy, provision is made on the proxy card for instructions as to the manner of allocating votes.

  Election of the persons nominated to serve as directors requires a plurality of all the votes cast for directors. This means that the three individuals who receive the largest number of votes cast are elected as directors. Approval of the shareholder proposal requires the affirmative vote of a majority of the shares represented in person or by proxy at the meeting and entitled to vote on the proposal.

  Shareholders may withhold their vote from one or more of the nominees for director and may abstain from voting on the shareholder proposal. Votes that are withheld in the election of directors will be excluded in determining whether a nominee has received a plurality of the votes cast. If a shareholder abstains from voting on the shareholder proposal, the abstention will have the effect of a vote cast against the proposal.

  Brokerage firms holding shares in street name for customers are required to vote such shares in the manner directed by their customers. In the absence of timely directions, firms who are members of the New York Stock Exchange will have discretion to vote their customers' shares on election of directors. However, the shareholder proposal is non-discretionary, and brokers who receive no instructions from their customers will not be able to vote those customers' shares on it. Under applicable Delaware law, such broker non-votes will have no effect on the shareholder proposal.

  All shares represented by the enclosed proxy, if it is returned prior to the meeting, will be voted in the manner specified by the shareholder. Unless a shareholder provides specific instructions to withhold votes from, or to allocate them to, one or more nominees for director, the persons named in the proxy will be authorized to vote the shares represented thereby FOR the election of the nominees for director and in their discretion to cumulate votes and allocate them among the nominees to the extent and the manner necessary to assure the election of all of the nominees. If any listed nominee becomes unavailable, the persons named in the proxy may vote for any substitute designated by the Nominating Committee of the Board; however, management at this time has no reason to anticipate that this will occur. To the extent specific instructions are not given with respect to the shareholder proposal, the shares represented by the proxy will be voted AGAINST the proposal.

  You may revoke your proxy at any time before it has been voted by voting in person at the meeting, by giving written notice of revocation to the Secretary of the Company, or by giving a later dated proxy at any time before the voting.

  To the best of the Company's knowledge, as of February 22, 1999, shareholders owning over 5% of the outstanding Common Stock of the Company were as follows:

                            Holders of Common Stock

                                              Percentage of
                                                 Common
                                    Number of     Stock
   Name and Address                  Shares    Outstanding
   ----------------                 --------- -------------
   Vanguard/PRIMECAP Fund, Inc.     3,400,000     7.0%
   P. O. Box 2600
   Valley Forge, PA 19482

   Westport Asset Management, Inc.  3,239,134     6.7%
   253 Riverside Avenue
   Westport, CT 06880

Information in this table is based on reports on Schedule 13G, or amendments thereto, filed with the Securities and Exchange Commission.

                             ELECTION OF DIRECTORS

  The Company's Bylaws provide for no fewer than eight and no more than twelve directors, as determined from time to time by the Board. The Company's Board currently consists of nine members, divided into three classes with terms expiring at the April annual meeting as follows:

  Class A (three positions with terms expiring in 2001):
      Andrew F. Brimmer
      Harold M. Messmer, Jr.
      Mary Agnes Wilderotter

  Class B (three positions with terms expiring in 1999):
      Robert G. Brazier
      James H. Carey
      Andrew B. Kim

  Class C (three positions with terms expiring in 2000):
      Robert S. Cline
      Richard M. Rosenberg
      William Swindells

  At the annual meeting, three persons will be elected to fill the Class B positions, generally for terms of three years, to hold office until the annual meeting of shareholders in the year their terms expire (2002) and until their respective successors have been elected and shall have qualified as provided by the Bylaws. Messrs. Brazier, Carey, and Kim are present directors of the Company and have been nominated to continue as directors. Mr. Andrew F. Brimmer, a Class A director whose term expires in 2001, will retire from the Board following the annual meeting in April, because he has reached the age of 72.

               Nominees for Directors to Serve a Three-Year Term

                       Class B (Terms to Expire in 2002)

Robert G. Brazier, age 61, President and Chief Operating Officer of the
Company.

    Mr. Brazier has served as President of the Company since 1978 and as Chief Operating Officer of the Company since 1973. Prior to that time he was Senior Vice President-Operations of the Company and Vice President of Sales and Operations of Pacific Air Freight, Inc. Mr. Brazier has been a director of the Company since 1974 and is a member of the Executive Committee.

James H. Carey, age 66, Managing Director, Briarcliff Financial Associates (private financial advisory firm).

    Mr. Carey has been Managing Director of Briarcliff Financial Associates since 1991. He served as Chief Executive Officer of National Capital Benefits Corporation, a viatical settlement company, from March 1994 to December 1995. Mr. Carey is a director of the Cowen Group of Mutual Funds; the Midland Company; and Nantucket Industries, Inc. He has been a director of the Company since 1978 and is a member of the Compensation Committee.

Andrew B. Kim, age 62, President, Sit/Kim International Investment Associates, Inc. (investment company).

    Mr. Kim has served as President of Sit/Kim International Investment Associates, Inc., since 1989. Mr. Kim is a director of Hyundai Dragon Fund of Dublin, Ireland; Ilshin Investment Corp. and Dong-A Venture Investment in Seoul, Korea; Asia Foods in Shanghai, China; and the Vertical Group of New York. Mr. Kim has been a director of the Company since 1994 and serves as Chairman of the Audit Committee.

           Continuing Directors--Not Standing for Election This Year

                       Class C (Terms to Expire in 2000)

Robert S. Cline, age 61, Chairman and Chief Executive Officer of the Company.

    Mr. Cline has served as Chairman and Chief Executive Officer of the Company since 1984. Prior to that time, he served as Vice Chairman, Executive Vice President, Chief Financial Officer, Senior Vice President-Finance and Vice President-Finance. He serves as a director of Safeco Corporation and Metricom, Inc., and as a member of the advisory board of Seafirst Bank. Mr. Cline, a director of the Company since 1973, is Chairman of the Executive Committee.

Richard M. Rosenberg, age 68, Chairman and Chief Executive Officer (Retired) of BankAmerica Corporation and Bank of America, NT&SA.

    Mr. Rosenberg served as Chairman, President and Chief Executive Officer of Bank of America from 1990 to 1996 when he retired. Mr. Rosenberg serves as a director of BankAmerica Corporation; Northrop Grumman Corporation; Potlatch Corporation; and SBC

  Communications. Mr. Rosenberg, a director of the Company since 1988, is Chairman of the Compensation Committee and a member of the Executive Committee.

William Swindells, age 68, Chairman, Willamette Industries, Inc. (forest products).

    Mr. Swindells has served as Chairman of the Board of Directors of Willamette Industries, Inc., since 1985 and as its Chief Executive Officer from 1985 to 1996 and from November 1997 to December 1998. He is a director of Standard Insurance Co. and Oregon Steel Mills. Mr. Swindells has been a director of the Company since 1994 and is a member of the Audit Committee.

                       Class A (Terms to Expire in 2001)

Andrew F. Brimmer, age 72, President, Brimmer & Company, Inc. (economic and financial consulting).

    Mr. Brimmer heads Brimmer & Company, Inc., an economic and financial consulting firm which he established in 1976. He is a director of BlackRock Investment Income Trust and other BlackRock Funds; Borg-Warner Automotive, Inc.; and CarrAmerica Corporation. Mr. Brimmer has been a director of the Company since 1994 and is a member of the Audit Committee and the Nominating Committee.

Harold M. Messmer, Jr., age 53, Chairman and Chief Executive Officer, Robert Half International, Inc. (personnel services).

    Mr. Messmer has been Chairman and Chief Executive Officer of Robert Half International Inc., since 1987. Mr. Messmer is also a director of Health Care Property Investors, Inc. and Spieker Properties, Inc. Mr. Messmer, a director of the Company since 1989, serves as Chairman of the Nominating Committee and a member of the Compensation Committee.

Mary Agnes Wilderotter, age 44, President and Chief Executive Officer, Wink Communications (telecommunications).

    Ms. Wilderotter has been President, Chief Executive Officer and a director of Wink Communications since January 1997. From August 1995 to January 1997, she was Executive Vice President, National Operations of AT&T Wireless Services and Chief Executive Officer of Claircom, its aviation communications division. From October 1991 to August 1995, Ms. Wilderotter was President of the California/Nevada/Hawaii Region for McCaw Cellular Communications, Inc. She is a director of Electric Lightwave Co.; Gaylord Communications; JCOR Communications; and American Tower Corporation. Ms. Wilderotter has been a director of the Company since 1996 and is a member of the Nominating Committee.

                       BOARD OF DIRECTORS AND COMMITTEES

  The full Board of Directors met four times during 1998. No incumbent member attended fewer than 75% of the meetings of the Board of Directors and Board committees of which he or she was a member during 1998, except Mr. Brimmer, who attended more than 60% of such meetings.

Board Committees

  The Board has a standing Audit Committee, Compensation Committee, Nominating Committee and Executive Committee. Each committee, other than the Executive Committee, consists exclusively of non-employee directors.

  Audit Committee. The Audit Committee is currently composed of Mr. Kim, Chairman; Mr. Brimmer; and Mr. Swindells. The committee is charged with reviewing and approving the scope of the audit of the books and accounts of the Company and its subsidiaries, recommending the employment and retention of a firm of independent auditors to conduct such audit, reviewing the Company's financial reporting and control systems and reporting to the Board thereon. The committee met twice during 1998.

  Compensation Committee. The Compensation Committee is currently composed of Mr. Rosenberg, Chairman; Mr. Carey; and Mr. Messmer. It is charged with the review of and recommendation to the full Board on matters relating to salaries of officers and all other forms of executive and key employee compensation and benefits, as well as the level and form of compensation for non-employee directors. The committee met twice during 1998.

  Nominating Committee. The Nominating Committee is currently composed of Mr. Messmer, Chairman; Mr. Brimmer; and Ms. Wilderotter. It is charged with searching for and recommending to the Board potential nominees for Board positions; evaluating the performance of the Chief Executive Officer; and recommending, when appropriate, the appointment of a new Chief Executive Officer and candidates for appointment to other offices. The committee met twice during 1998.

  Any shareholder recommendations for nominations to the Board of Directors for consideration by the Nominating Committee for the 1999 Annual Meeting should be forwarded to Mr. Harold M. Messmer, Jr., Chairman, Nominating Committee, Airborne Freight Corporation, P.O. Box 662, Seattle, Washington 98111, so as to be received no later than November 13, 1999.

  Executive Committee. The Executive Committee currently consists of Mr. Cline, Chairman; Mr. Brazier; and Mr. Rosenberg. It is authorized to act in lieu of the full Board on various matters between Board meetings.

Director Compensation

  Non-employee directors received an annual fee of $22,000 in 1998 plus $1,000 for each Board and Committee meeting attended.

  The Company has a Directors Stock Option Plan ("Option Plan") and Director Stock Bonus Plan ("Bonus Plan") for non-employee directors of the Company. The Option Plan provides each such director annual grants of options to acquire 2,000 shares of the Company's Common Stock at an exercise price equal to the closing sales price on the New York Stock Exchange on the date of grant. The last grant under the Option Plan was made on February 2, 1999. Under the Bonus Plan, each director receives an annual award of shares of the Company's Common Stock having a value of $6,000 on the award date. The issuance of shares is deferred until the director retires or otherwise ceases to be a director of the Company.

                         STOCK OWNERSHIP OF MANAGEMENT

  The following table sets forth information as to the shares of Common Stock beneficially owned (or deemed to be beneficially owned pursuant to the rules of the SEC) by each director of the Company, by the Chief Executive Officer and the six other most highly compensated executive officers of the Company at December 31, 1998 (the "named executive officers") and by all directors and executive officers as a group:

                                               Common Stock of       Percentage
                                                  the Company            of
                                              Beneficially Owned    Common Stock
  Name                                          as of 2/22/99       Outstanding
  ----                                        ------------------    ------------
  Directors
  Andrew F. Brimmer..........................         8,750/1/,/2/       *
  James H. Carey.............................         9,950/1/,/2/       *
  Andrew B. Kim..............................        35,722/1/,/2/       *
  Harold M. Messmer, Jr......................        20,550/1/,/2/       *
  Richard M. Rosenberg.......................        20,550/1/,/2/       *
  William Swindells..........................        15,400/1/,/2/       *
  Mary A. Wilderotter........................         4,525/1/,/2/       *

  Named Executive Officers
  Robert S. Cline/3/ ........................       580,726/4/          1.2%
  Robert G. Brazier/3/ ......................       764,274/4/          1.6%
  John J. Cella..............................        58,856/4/           *
  Carl D. Donaway............................        50,325/4/           *
  Kent W. Freudenberger......................        98,004/4/           *
  Roy C. Liljebeck...........................       279,875/4/           *
  Raymond T. Van Bruwaene....................        67,795/4/           *
  All Directors and Executive Officers as a
   Group
   (16 persons)..............................     2,049,123/5/          4.1%

--------
*  Less than 1% of Common Stock outstanding.

/1/Includes shares subject to options granted under the Directors Stock Option
   Plan as follows: Mr. Brimmer, 8,000; Mr. Carey, 8,000; Mr. Kim, 10,000; Mr. Messmer, 16,000; Mr. Rosenberg, 16,000; Mr. Swindells, 2,000; and Ms. Wilderotter, 4,000.

/2/Includes 550 shares (325 shares for Ms. Wilderotter) issuable under the Director Stock Bonus Plan.

/3/Mr. Brazier and Mr. Cline also serve as directors.

/4/Includes shares subject to options granted under the Airborne Key Employee
   Stock Option Plans as follows: Mr. Cline, 318,950; Mr. Brazier, 279,450; Mr. Cella, 24,262; Mr. Donaway, 44,670; Mr. Freudenberger, 54,376; Mr. Liljebeck, 116,990; and Mr. Van Bruwaene, 32,000.

/5/Includes 967,503 shares (inclusive of the shares mentioned in Notes 1, 2 and 4, above) subject to options or issuable under the Director Stock Bonus Plan.

                            EXECUTIVE COMPENSATION

Summary Compensation Table

  The following table sets forth information concerning annual and long-term compensation paid or accrued during calendar years 1998, 1997 and 1996 for services in all capacities to the Company by the named executive officers:

                                                    Long-Term
                                                   Compensation
                                                     Awards:
                                      Annual       ------------
                                   Compensation     Securities
Name and Principal              ------------------  Underlying     All Other
Position                   Year Salary/1/ Bonus/2/  Options/3/  Compensation/4/
------------------         ---- --------- -------- ------------ ---------------
Robert S. Cline            1998 $590,346  $531,311   150,000        $20,931
 Chairman, Chief Executive 1997  541,538   866,461    56,000         24,258
 Officer and Director      1996  513,846        --    56,000         10,668

Robert G. Brazier          1998  510,462   401,988    92,000         17,800
 President, Chief          1997  466,538   653,153    38,000         19,670
  Operating                1996  443,154        --    38,000          6,719
 Officer and Director

John J. Cella              1998  319,039   166,697    40,000         17,366
 Executive Vice President, 1997  292,461   283,697    16,000         19,852
 International Division    1996  279,000        --    16,000          7,871

Carl D. Donaway            1998  319,039   189,030    40,000         17,366
 President & Chief         1997  292,461   339,255    16,000         19,852
  Executive                1996  269,846        --    16,000          7,663
 Officer, ABX Air, Inc.

Kent W. Freudenberger      1998  319,039   198,601    40,000         17,245
 Executive Vice President, 1997  292,461   324,632    16,000         19,852
 Marketing Division        1996  279,000        --    16,000          7,871

Roy C. Liljebeck           1998  319,039   224,539    40,000         17,366
 Executive Vice President  1997  292,461   336,330    16,000         19,852
 and Chief Financial       1996  279,000        --    16,000          7,871
  Officer

Raymond T. Van Bruwaene    1998  319,039   189,030    40,000         17,245
 Executive Vice President, 1997  292,461   350,953    16,000         19,852
 Field Services Division   1996  279,000        --    16,000          7,871

--------
/1/The named executive officers are paid their annual base salary on a biweekly basis. Total salary paid in different calendar years may vary depending on the number of pay periods that fall in each year. The specific amounts shown here reflect the fact that 1998 had one more pay period than 1997 or 1996.

/2/Amounts awarded under the Executive Incentive Compensation Plan or the Executive Group Incentive Compensation Plan.

/3/Number of shares of Common Stock underlying options awarded under the 1998
   Airborne Freight Corporation Key Employee Stock Option Plan.

/4/A portion of the amounts shown as All Other Compensation for 1998 represents contributions by the Company to the accounts of the named executive officers under the Company's defined contribution plan, including 401 (k) matching contributions ($8,277 for Mr. Brazier, $9,957 for Mr. Cline, $11,516 for Messrs. Freudenberger and Van Bruwaene and $11,637 for each of the other named executive officers). The balance of the amounts shown in this column for 1998 represents premiums paid on term life insurance for the named executive officers.

Option Grants in 1998

  The following table shows information concerning stock options granted to the named executive officers during calendar year 1998 under the Airborne Freight Corporation 1998 Key Employee Stock Option Plan:

                                     Individual Grants                Potential Realizable
                       ----------------------------------------------   Value at Assumed
                         Number    Percent of                            Annual Rates of
                           of        Total                                 Stock Price
                       Securities   Options                             Appreciation for
                       Underlying  Granted to   Exercise                 Option Term/4/
                        Options   Employees in    Price    Expiration ---------------------
Name                   Granted/3/ Fiscal Year  (per share)    Date        5%        10%
----                   ---------- ------------ ----------- ---------- ---------- ----------
Robert S. Cline        94,000/1/     12.46%      $31.063     1/1/08   $1,836,294 $4,653,529
                       56,000/2/      7.42%      $36.970     2/3/08    1,302,013  3,299,557
Robert G. Brazier      54,000/1/      7.16%      $31.063     1/1/08    1,054,892  2,673,304
                       38,000/2/      5.04%      $36.970     2/3/08      883,509  2,238,985
John J. Cella          24,000/1/      3.18%      $31.063     1/1/08      468,841  1,188,135
                       16,000/2/      2.12%      $36.970     2/3/08      372,004    942,731
Carl D. Donaway        24,000/1/      3.18%      $31.063     1/1/08      468,841  1,188,135
                       16,000/2/      2.12%      $36.970     2/3/08      372,004    942,731
Kent W. Freudenberger  24,000/1/      3.18%      $31.063     1/1/08      468,841  1,188,135
                       16,000/2/      2.12%      $36.970     2/3/08      372,004    942,731
Roy C. Liljebeck       24,000/1/      3.18%      $31.063     1/1/08      468,841  1,188,135
                       16,000/2/      2.12%      $36.970     2/3/08      372,004    942,731
Raymond Van Bruwaene   24,000/1/      3.18%      $31.063     1/1/08      468,841  1,188,135
                       16,000/2/      2.12%      $36.970     2/3/08      372,004    942,731

--------
/1/These options were granted on January 1, 1998 and will vest in four equal installments based upon attainment of specified stock price increases over the exercise price, which was the fair market value of the Company's Common Stock on the date of grant. If the stock price equals or exceeds an installment target for 10 of 20 consecutive trading days, the installment vests. If the stock price target is not achieved, that installment lapses. However, the Board may elect to vest an installment, even if the stock price target is not met, if the Company's stock price performance equals or exceeds the 75th percentile of the Dow Jones Transportation Index during the installment period. The installment targets and deadlines are as follows:

                  Stock Price Targets
           ------------------------------------          Deadline for
           % Increase                   Price             Attainment
           ----------                  -------          ---------------
              20%                      $37.275*         January 1, 2000
              30%                      $40.381*         January 1, 2001
              40%                      $43.488          January 1, 2002
              50%                      $46.594          January 1, 2003

           --------
           * These stock price targets were achieved in 1998.

/2/These options were granted on February 3, 1998 and will become exercisable in four equal installments on February 3, 1999, February 3, 2000, February 3, 2001, and February 3, 2002. The exercise price of the options was the fair market value of the Company's Common Stock on the date of grant.

/3/Exercise provisions are subject to contractual agreement that will apply in the event of a change in control (see Employment Contracts).

/4/Based upon the $31.063 and $36.97 per share market price, on the respective dates of grant and assumed appreciation over the term of the options at the annual rates of stock appreciation shown. The named executive officers will realize no value from these options if the stock price does not increase following their grant.

Aggregate Option Exercises in 1998 and Year-End Option Values

  The following table shows information concerning stock options exercised during calendar year 1998 by the named executive officers and the value of unexercised options at the end of that year:

                                                   Number of Securities
                                                  Underlying Unexercised     Value of Unexercised
                                                  Options at Fiscal Year-    In-the-Money Options
                           Shares                           End              at Fiscal Year-End/2/
                          Acquired      Value    ------------------------- -------------------------
Name                     on Exercise Realized/1/ Exercisable Unexercisable Exercisable Unexercisable
----                     ----------- ----------- ----------- ------------- ----------- -------------
Robert S. Cline            32,068    $  880,869    289,630      187,000    $6,226,752   $2,137,250
Robert G. Brazier          62,000     1,945,250    231,950      122,000     5,208,994    1,425,813
John J. Cella              46,144       883,135     20,066       52,000       230,891      603,500
Carl D. Donaway             1,000        31,609     27,130       52,000       431,946      603,500
Kent W. Freudenberger       2,974        52,417     63,236       52,000     1,204,905      603,500
Roy C. Liljebeck               --            --     96,990       52,000     2,078,176      603,500
Raymond T. Van Bruwaene    34,367       714,220     31,843       52,000       511,965      603,500

--------
/1/Represents the aggregate fair market value, on the respective dates of exercise, of the shares of Common Stock received on exercise of options, less the aggregate exercise price of the options.

/2/Represents the aggregate fair market value on December 31, 1998 (based on the closing price of $36.063 for the Company's Common Stock on the New York Stock Exchange on that date), of the shares of Common Stock subject to outstanding options, less the aggregate exercise price of the options.

Comparative Performance Graph

  Set forth below is a graph comparing the cumulative total shareholder return on the Company's Common Stock with the cumulative total return of the Standard & Poor's Composite-500 Stock Index and the Standard & Poor's Transportation Index for the five-year period ended December 31, 1998.

              Comparison of Five-Year Cumulative Total Return/1/
               Among Airborne Freight Corporation Common Stock,
        the S&P Composite--500 Index, and the S&P Transportation Index





                        PERFORMANCE GRAPH APPEARS HERE

                             AIRBORNE          S&P          S&P
Measurement Period           FREIGHT           COMPOSITE    TRANSPORTATION
(Fiscal Year Covered)        CORPORATION       500 INDEX    INDEX
---------------------        ---------------   ---------    ----------
Measurement Pt-12/31/1993       $100              $100         $100
FYE 12/31/1994                  $ 59              $101         $ 84
FYE 12/31/1995                  $ 78              $139         $117
FYE 12/31/1996                  $ 69              $171         $134
FYE 12/31/1997                  $185              $229         $173
FYE 12/31/1998                  $215              $294         $170

--------
/1/The total return on the Company's Common Stock and each index assumes the value of each investment was $100 on December 31, 1993 and that all dividends were reinvested.

Compensation Committee Report on Executive Compensation

  The Compensation Committee of the Board of Directors has furnished the following report on executive compensation:

  It is the responsibility of the Compensation Committee to set policies governing compensation of the Company's executive officers and to make recommendations to the Board as appropriate. These policies cover base salaries, incentive compensation, stock options, and any other forms of remuneration. In addition, the Committee evaluates performance of management, considers management succession, and deals with other personnel matters related to senior management.

  The Company has designed pay programs for executive officers that provide a strong link between the Company's performance and executive compensation. Each component of executive pay is weighted and valued so that, in total, highly talented executives can be attracted, retained and motivated to consistently improve the performance of the Company.

  Each year, the Committee reviews the total compensation of the Chief Executive Officer and the other executive officers. The Committee also monitors general compensation practices of all other officers of the Company and its subsidiaries. To assist in these duties, the Committee periodically retains the services of a compensation consulting firm to provide information on the competitiveness of compensation paid to executive officers of the Company compared to that of other companies of similar size and scope.

  A consulting firm was retained to obtain such information in 1997 and 1998. The firm reviewed compensation paid by comparison companies engaged in national transportation and general industry, which were selected without regard to whether they are included in the S & P Transportation Index. Annual revenues of the comparison companies were approximately $2.7 billion. The firm provided data on cash compensation paid by comparison companies which indicated that the Company's cash compensation is generally competitive. In addition, the firm determined that the number of stock options the Company historically granted to executive officers was significantly below the level of option grants by comparable companies.

  Executive officers have the potential to receive annual incentive awards under the Company's Executive Incentive Compensation Plan (the "EICP") (Chief Executive Officer and President) and the Executive Group Incentive Compensation Plan (the "EGICP") (remaining executive officers). The Committee considers how the mix of base salaries and awards under the EICP and EGICP compares to the median compensation level of the comparison companies, but does not target such compensation at, above, or below the median level. The Company believes that total cash compensation potentially available to Company executive officers is competitive and provides the incentive necessary to motivate them to meet or exceed goals set by the Board.

  In 1998, executive officers earned cash compensation through a combination of base salaries and incentive awards. As of July 1998, the Chief Executive Officer's base salary was increased to $583,000 and the base salaries of other executive officers were raised. Base salaries were raised to keep compensation competitive with those of comparison companies and in recognition of the performance and responsibilities of the executive officers.

  In connection with the EICP and EGICP, the Committee approved an annual operating plan at the beginning of 1998 that established targets for pre-tax net profits and revenue growth. 1998 payouts under the EICP were based on a weighting of 75% to pre-tax net profits and 25% to revenue growth. EGICP payouts were weighted 63.75% to net profit, 21.25% to revenue growth, and 15% to individual objectives for the Chief Financial Officer and 52.5% to net profit, 17.5% to revenue growth, and 30% to individual objectives for the remaining executive officers.

  EICP and EGICP payouts are calculated as a percentage of base salary. The threshold for awards is attainment of 80% of the targets and the maximum payout is available at 150% target attainment. However, regardless of revenue growth and individual objectives, no awards are made unless the Company earns at least 80% of the targeted level of pre-tax net profit. The payout percentages for the executive officers are as follows:

                                  Percentage of Base
                                        Salary
                               ------------------------
                               Threshold Target Maximum
                               --------- ------ -------
     Chief Executive Officer      30%     80%    160%
     Chief Operating Officer      30%     70%    140%
     Other Executive Officers     25%     60%    120%

  In 1998 the Company exceeded target attainment for pre-tax net profits but did not achieve the threshold for revenue growth. Accordingly, reduced incentive awards were paid under the EICP and EGICP.

  The Committee considers the desirability of granting longer-term incentive awards to the Company's officers, including the executive officers, under the Company's stock option program. In 1998, two separate stock option grants were made to each of the executive officers. The first was a special grant of non-qualified stock options. These options will vest in four equal installments based upon attainment of specified stock price increases over the fair market value grant price. If the stock price target is not achieved by the deadline, the installment lapses unless the Company's stock price performance equals or exceeds the 75th percentile of the Dow Jones Transportation Index during the installment period and the Board elects to vest the installment.

  The second grant followed historical practices. In deciding the number of options to grant, the Committee considered the anticipated value of the options, the number of options outstanding or previously granted to the executives, and the aggregate number of grants to all employees of the Company. All stock options were granted at an exercise price equal to the fair market value of the Company's stock on the date of grant. The Committee believes that these awards will have the desired effect of focusing the Company's senior management on building consistent profitability and shareholder value, since the awards directly ally the interests of management with an increase in the market price of the Company stock.

  Under Federal income tax rules, the deduction for certain types of compensation paid to the Chief Executive Officer and four other most highly compensated officers of publicly held companies is limited to $1 million per employee. In certain circumstances, performance based compensation is exempt from the $1 million limit. The Committee believes all compensation earned by such employees in 1999 will be deductible.

Richard M. Rosenberg, Chairman
James H. Carey
Harold M. Messmer, Jr.


Compensation Committee Interlocks and Insider Participation

  The Compensation Committee is currently composed of Mr. Rosenberg, Chairman, Mr. Carey and Mr. Messmer. Mr. Rosenberg is a director of BankAmerica Corporation, the parent of Bank of America National Trust and Savings Association and NationsBank N.A., which conduct business as Bank of America, NationsBank, and Seafirst Bank. The Company has various demand deposit accounts, and participates in one or more credit agreements, with each of Bank of America, NationsBank, and Seafirst Bank.

Retirement Plans

  The Company maintains two qualified retirement plans that cover the named executive officers and all other employees (other than certain union employees) who satisfy certain eligibility requirements relating to minimum age, length of service and hours worked. One of the plans is a defined contribution plan and the other is a defined benefit pension plan. The Company also maintains a nonqualified supplemental plan for its officers, including the named executive officers.

  Defined Contribution Plan. The Company's defined contribution plan includes a profit sharing plan that provides for an annual discretionary contribution which, pursuant to resolutions of the board, is currently equal to 7% of pre-tax profits up to a predetermined level, plus 14% of pre-tax profits in excess of that level. Each participant's account under the plan is credited with a portion of such contribution based on the ratio of his or her salary to the total salaries of all participating employees. At retirement, a participant's targeted annual pension benefit under the Company's defined benefit pension plan will be offset based on the amount in the participant's profit sharing account (see Defined Benefit Pension Plan). The defined contribution plan also includes a voluntary 401(k) salary deferral plan.

  Defined Benefit Pension Plan. Subject to the offset described below and statutory limits on benefits that may be provided under such a plan, the defined benefit pension plan provides each participant with a targeted annual pension benefit at retirement equal to (i) the number of years of service of a participant (up to a maximum of 25 years), times (ii) the sum of 1.6% of the participant's final average earnings up to the average covered Social Security earnings level, plus 2% of the portion of the final average earnings that exceeds that level.

  A participant's benefit under the Company's defined benefit pension plan is subject to an offset based on the amount in his or her profit sharing account under the defined contribution plan. This is done as follows: At retirement, the Company calculates how much of a participant's targeted annual pension benefit can be provided by the amount that has accumulated in his or her profit sharing plan account. This calculation is based on an interest rate factor as described in the pension plan. The defined benefit pension plan then provides the portion of the targeted annual pension benefit, if any, that the amount in the profit sharing account is insufficient to provide.

  Supplemental Plan. The Company also maintains a Supplemental Executive Retirement Plan (the "SERP") for the benefit of officers of the Company and its eligible subsidiaries. The SERP is a nonqualified plan that, in conjunction with the Company's qualified retirement plans and Social Security, is designed to provide a retirement benefit equal to approximately 65% of an officer's final average earnings (the SERP also provides for benefit payments upon the occurrence of other events, including in certain cases a change in control of the Company). The benefit accrues in equal annual increments over a period of 15 years. The SERP provides for normal retirement at or after age 62; however, the benefits will be subject to offset based on retirement benefits the officer will receive under the Company's qualified retirement plans and Social Security (the offset is calculated based on normal retirement at age 65) and under the retirement plans of any prior employer. The SERP is unfunded, although the Company maintains commingled investment fund assets that could be used to fund eventual benefit payments.

  The following table sets forth the targeted annual pension benefits (calculated on the basis of a straight life annuity) payable upon retirement at age 65 to the Company's officers (including the named executive officers) based on specified years of service and levels of compensation. The amounts shown take into account Social Security offsets based on the career average Social Security wage base in effect in 1998. The amounts shown do not reflect any offsets that may apply in individual cases on account of benefits under the retirement plans of an officer's prior employer.

                              Pension Plan Table

                                     Years of Service
              --------------------------------------------------------------
Remuneration     5        10       15       20       25       30       35
------------  -------- -------- -------- -------- -------- -------- --------
 $  200,000   $ 27,229 $ 70,563 $113,896 $113,896 $113,896 $113,896 $113,896
    300,000     48,896  113,896  178,896  178,896  178,896  178,896  178,896
    400,000     70,563  157,229  243,896  243,896  243,896  243,896  243,896
    500,000     92,229  200,563  308,896  308,896  308,896  308,896  308,896
    600,000    113,896  243,896  373,896  373,896  373,896  373,896  373,896
    700,000    135,563  287,229  438,896  438,896  438,896  438,896  438,896
    800,000    157,229  330,563  503,896  503,896  503,896  503,896  503,896
    900,000    178,896  373,896  568,896  568,896  568,896  568,896  568,896
  1,000,000    200,563  417,229  633,896  633,896  633,896  633,896  633,896

  Remuneration is calculated based on average annual compensation in the five highest consecutive years of the ten years prior to retirement. Based on compensation through December 31, 1998, the final average earnings of the named executive officers were as follows: Mr. Cline, $773,815; Mr. Brazier, $646,524; Mr. Van Bruwaene, $385,712; Mr. Liljebeck, $382,787; Mr.
Freudenberger, $380,448; Mr. Cella, $372,259 and Mr. Donaway, $357,055. All of the named executive officers have accrued at least 20 years of service.

Employment Contracts

  Each of the named executive officers is elected annually and serves at the pleasure of the Board, subject, however, to agreements with the Company that generally assure that, in the event of a change in control of the Company, all of the officers will have the right to remain employed, at not less than the respective rates of compensation in effect as of the date of the change in control, for at least three years thereafter.

  The agreements with the named executive officers generally provide that, if an officer is terminated without "cause" (defined as willful and continued failure to perform duties after demand from the Board, or willful and gross misconduct) within three years after a change in control, the Company must pay the officer, in addition to all accrued compensation, the equivalent of three-years' salary, bonus and other benefits. Also under the agreements, an officer terminated after a change in control may elect to receive cash equal to the difference between the exercise price of all stock options held by the officer (whether or not then exercisable) and the market value of the stock on the date of termination, or the highest price per share actually paid in connection with any change in control of the Company, whichever is higher. In the absence of this provision, under the Company's stock option plans, an employee terminated other than for cause has three months to exercise any options exercisable on the date of termination but any options not then exercisable are canceled. The Airborne Freight Corporation 1998 Key Employee Stock Option Plan provides that all outstanding options become exercisable upon retirement and expire three years after the date of retirement unless their terms expire sooner. The Company is required to provide the same additional compensation and benefits described above in the event a named executive officer resigns due to failure of the Company, after a change in control, to provide the salary, other specific benefits and terms of employment required by the agreement.

  In return for the benefits under the agreements described above, each of the named executive officers has agreed, among other things, not to serve as an executive officer, director or consultant to any competitor of the Company for at least one year after termination of employment with the Company. While these contracts were designed to encourage these officers to stay with the Company, and not to deter changes in control, it is possible that a party wishing to obtain control of the Company with the intention of replacing incumbent management could be influenced by the additional cost that the Company would incur under these contracts.

                                  PROPOSAL 2
                    SHAREHOLDER PROPOSAL ON ANNUAL ELECTION
                       OF THE ENTIRE BOARD OF DIRECTORS

  John Chevedden, 2215 Nelson Ave. #205, Redondo Beach, CA 90278, owner of 200 shares, submitted this proposal. In accordance with applicable proxy regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below.

Shareholder Resolution

  RESOLVED: ELECT THE ENTIRE BOARD OF DIRECTORS EACH YEAR.

  Airborne shareholders request the Board of Directors to take all necessary steps to enact this resolution today. This includes the requirement that less frequent than annual election of all directors can be made only by a majority shareholder vote as a separate issue (not bundled together with other issues).

Proponent's Supporting Statement

  It is intuitive that directors, accountable through annual election, perform better. The current piecemeal director election gives Airborne directors 3 years of isolation from the impact of their performance.

  What incentive is there for good corporate governance--highlighted by annual election of all directors?

  Fifty institutional shareholders, managing $840 million, told McKinsey & Co. they would pay an 11% average premium for a company with good governance practices. Why the big jump? Some investors said good governance will boost performance. Others felt good governance decreases the risk of bad news--and when trouble occurs, they rebound faster. (Business Week, Sept. 15, 1997)

  Good corporate governance can counter-balance recent events:

    Airborne stock price dipped 50% since June. (Value Line, Sept. 18, 1998)

    We expect a negative comparison with 1997's 3rd quarter. There is concern at Airborne unless cost improvements continue. (Value Line, Sept. 18, 1998)

    Earnings per share restrained by absence of 50-cent per share gain from 1997's UPS strike. (Standard & Poor, Aug. 15, 1998)

    The 1997 stock option plan had a high 22% potential stock dilution. This dilution is more than double that of similar companies. (Investor Responsibility Research Center, March 1997)

    Airborne pilots stage Wall Street protest. The union said management pressures pilots to fly when pilots say it is not safe. (Reuters, Nov. 19,
  1998)

    Airborne pilots will limit overtime to protest pilot's dismissal for not making an unsafe flight. (Reuters, Nov. 9, 1998)

    Safety is particularly sensitive after six Airborne employees are killed in a test flight crash. (Reuters, Oct. 30, 1998)

  Only 33% of the Airborne board is independent. The overwhelming 66% of directors are not independent through additional links to Airborne, long Airborne tenure, or over-commitments elsewhere. For example:

  Brazier--Employee.

  Cline--Employee plus 5 board seats.

  Brimmer--Demanding full time job plus 6 board seats.

  Kim--Demanding full time job plus 6 board seats.

  Rosenberg--Rosenberg is a director for Airborne's banker. Rosenberg heads the committee that decides CEO pay.

  Carey--21-year director term.

  Additional changes can make Airborne Freight more competitive in corporate governance. For instance:

  1. Appoint independent directors to the key Audit, Compensation, and Nomination committees.

    . Institutional Shareholder Services, Bethesda, MD (www.cda.com/iss) recommends independent directors on key board committees.

  2. "To allow fresh ideas" the National Association of Corporate Directors guidelines said: Consider 10-15 years limit on director service.

  3.  Adopt ratification of auditors by shareholders.

  4. Adopt a secret ballot.

        The best boards continue to raise the bar, said Business Week.

              Place the entire board up for election every year.

                                   YES ON 2

          BOARD OF DIRECTORS' RECOMMENDATION--THE BOARD OF DIRECTORS
           RECOMMENDS THAT THE SHAREHOLDERS VOTE AGAINST PROPOSAL 2

  The Board believes the claims in the supporting statement are largely irrelevant to the issue of how frequently directors should stand for election.

  In the opinion of the Board, directors of a classified board are just as accountable to shareholders as those on a board elected annually. Under the Company's Bylaws, the Board is divided into three classes with directors elected to staggered three-year terms. The shareholders have the opportunity annually to vote against one-third of the directors as a way of expressing any dissatisfaction with the Board or management. The entire Board can be replaced in the course of three annual meetings, all held within approximately two years. The Board disagrees with any suggestion that the timing of elections affects its attention to the issues facing the Company.

  The classified board also ensures continuity in the composition and long-range planning of the Board. A classified board ensures that a majority of the Board will have prior experience as directors of the Company. This enables the directors to build on past experience and plan for a reasonable period in the future.

  The Board also believes that a classified board reduces the ability of a third party to effect a sudden, unsolicited change in the Company's direction. It allows the Board to fulfill its duties to the shareholders by providing an opportunity to negotiate with the proponent of change, consider alternatives and seek the best results for all shareholders.

  Approval of this proposal would require the affirmative vote of a majority of the shares represented in person or by proxy at the meeting and entitled to vote. However, approval of the proposal would not automatically eliminate the classified board, as this proposal is only a recommendation. Eliminating the classified board would require action by the Board to amend Article IV,
Section 1 of the Company's Bylaws, which provides for a classified board.

                 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                          A VOTE AGAINST PROPOSAL 2.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that certain of the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, file reports of ownership and changes of ownership with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all such forms they file.

  Based solely on its review of the copies of such forms received by the Company, and on written representations by the Company's officers and directors regarding their compliance with the filing requirements, the Company believes that, in 1998, all filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except that a report on sale of shares of director William Swindells was filed ten days late.

                             SHAREHOLDER PROPOSALS

  The Company's 2000 Annual Meeting of Shareholders is scheduled to be held on April 25, 2000. Proposals of shareholders intended to be presented at the 2000 Annual Meeting must be received by the Company on or prior to November 13, 1999, to be eligible for inclusion in the Company's Proxy Statement and form of proxy to be used in connection with the 2000 Annual Meeting.

  A shareholder of record who intends to submit a proposal at the 2000 Annual Meeting that is not eligible for inclusion in the Proxy Statement, or who intends to submit one or more nominations for directors at the meeting, must provide prior written notice to the Company. The notice should be addressed to the Secretary and received at the Company's principal executive offices not later than January 25, 2000. The written notice must satisfy certain requirements specified in the Company's Bylaws. A copy of the Bylaws will be sent to any shareholder upon written request to the Company's Secretary.

                                 OTHER MATTERS

  Management is not aware at this time that any other matters are to be presented for action at this meeting. If other matters come before the meeting, the persons named in the enclosed proxy form will vote all proxies in accordance with their best judgment unless the shareholder has indicated on the proxy card that the shares represented thereby are not to be voted on such other matters. No action will be required of shareholders regarding reports of officers.

  IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY AND THAT YOUR SHARES BE REPRESENTED. SHAREHOLDERS ARE URGED TO FILL IN, SIGN AND PROMPTLY RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE.

March 12, 1999
Seattle, Washington

                         AIRBORNE FREIGHT CORPORATION
             3101 WESTERN AVENUE, P.O. BOX 662, SEATTLE, WA 98111
                                     PROXY
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Richard M. Rosenberg, William Swindolls and Robert S. Cline as Proxies, each with the power to appoint a substitute, and hereby authorizes them to represent and to vote, in such manner as in their discretion shall be deemed appropriate to carry out the authority as designated below, all the shares of Common Stock of Airborne Freight Corporation (the "Company") held of record by the undersigned on February 22, 1999, at the annual meeting of shareholders to be held April 27, 1999, or any adjournments thereof.

     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. Except as otherwise directed, this proxy will be voted for the election of the nominees named on the reverse side and against approval of the shareholder proposal to request the board of directors to take all necessary steps to elect the entire board of directors each year.

Continued, and to be signed and dated, on reverse side.

                                       AIRBORNE FREIGHT CORPORATION
                                       P.O. BOX 11249
                                       NEW YORK, N.Y. 10203-0249

--------------------------------------------------------------------------------

                       . PLEASE DETACH PROXY CARD HERE .
--------------------------------------------------------------------------------
1. ELECTION OF DIRECTORS-Class B (Term to expire 2002)

FOR all nominees listed below.   [ ]

WITHHOLD AUTHORITY to vote for all nominees listed below.   [ ]

EXCEPTIONS   [ ]

   Nominees:  Robert G. Brazier, James H. Carey, Andrew B. Kim
   (INSTRUCTIONS: To withhold authority in vote for any individual nominee, mark the "Exceptions" box and strike out the nominee's name above. If you desire to cumulate your votes for any individual nominee(s), write your instruction, as to number of votes cast for each, on the space provided below. The total must not exceed three times the number of shares you hold).

--------------------------------------------------------------------------------
2. To approve the shareholder proposal to request the board of directors to take all necessary steps to elect the entire board of directors each year.

   FOR          AGAINST          ABSTAIN

   [ ]            [ ]              [ ]


3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting, or any adjournments thereof.

                                               Change of Address and/
                                               or Comments Mark Here       [ ]

Please sign as the name appears hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by principal or other authorized officer. If partnership, please sign in partnership name by authorized person.

                                               Dated:                    , 1999
                                                     --------------------

                                               ------------------------------
                                                          Signature

                                               ------------------------------
                                                 Signature if held jointly

Please Mark, Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.
                                               Votes must be indicated
                                               (x) in Black or Blue Ink  [ ]

--------------------------------------------------------------------------------
                            . PLEASE DETACH HERE .
You Must Detach This Portion of the Proxy Card Before Returning it in the Enclosed Envelope